Exhibit 99.1
NEWS RELEASE
RAMBUS REACHES TENTATIVE SETTLEMENT WITH EUROPEAN COMMISSION
Forward-looking royalty rates established for DRAMs and memory controllers
LOS ALTOS, Calif. — June 11, 2009 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that it has reached a tentative settlement with the European Commission (the “Commission”) to resolve the pending case against the Company. Under the proposed resolution, the Commission would make no finding of liability relative to JEDEC-related charges, and no fine would be assessed against Rambus. In addition, Rambus would commit to offer licenses with maximum royalty rates for certain memory types and memory controllers on a forward-going basis. European Commission antitrust procedures stipulate that a final decision must be preceded by a consultation of interested third parties on the terms of the commitments offered (the “Commitment”); this consultation was initiated today.
“Our view regarding standard-setting organizations is that the rules of such organizations must be written and clear, and that there should be consequences if such clear written rules are violated,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “We did nothing wrong during our participation in the JEDEC standard-setting organization, as demonstrated in multiple U.S. court victories including before the D.C. Court of Appeals. With this proposed resolution, we create a new platform where all parties can move forward by licensing our patented innovations for future use in their products rather than engaging in costly litigation.”
Under the proposed resolution, Rambus will offer licenses with maximum royalty rates for five-year worldwide licenses of 1.5% for DDR2, DDR3, GDDR3 and GDDR4 SDRAM memory types. Licensees who ship less than 10% of their DRAM products in the older SDR and DDR DRAM types will enjoy a royalty holiday for those older types, subject to compliance with the terms of the license. In addition, Rambus will offer licenses with maximum royalty rates for five-year worldwide licenses of 1.5% per unit for SDR memory controllers through April 2010, dropping to 1.0% thereafter, and royalty rates of 2.65% per unit for DDR, DDR2, DDR3, GDDR3 and GDDR4 memory controllers through April 2010, then dropping to 2.0%. This commitment to license at the above rates will be valid for a period of five years from the adoption date of the Commitment decision. All royalty rates are applicable to future shipments only.
Rambus management will discuss this development during a special conference call on Friday, June 12, 2009 at 6:00 a.m. PDT. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 or (719) 457-0820 with ID# 4179468.
The European Commission originally brought charges against Rambus in August 2007 alleging violation of European Union competition law. The Commission’s investigation followed complaints set forth by certain DRAM manufacturers originating with Rambus’ 1992-1995 participation in an industry standard-setting organization, the Joint Electron Device Engineering Council (“JEDEC”). Similar charges had been pursued by the Federal Trade Commission (FTC)

in the United States. The FTC recently closed its investigation following a series of U.S. Court rulings underlining that the allegations of Rambus’ wrongdoing were ill-founded.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
###
RMBSLN
Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com